Exhibit 99.1

United Refining Company Announces Rating Upgrades and Completion of

Private Offering of Additional Senior Notes

WARREN, PENNSYLVANIA, May 4, 2007 – United Refining Company is pleased to announce that it has completed its previously announced private placement offering of an additional $125.0 million of its 10-1/2% Senior Notes due 2012 (the “Additional Notes”). The Additional Notes were issued at 104.25% of par to yield 8.966% to redemption at par in 2010.

The Notes were issued concurrent with ratings upgrades by both Moody’s and Standard & Poors.

Net proceeds from the offering of approximately $129.3 million will be used for capital expenditures and general corporate purposes. The Additional Notes will be eligible for resale under Rule 144A of the Securities Act of 1933. The Additional Notes were issued under an indenture, dated as of August 6, 2004, pursuant to which $225.0 million of notes of the same series were previously issued.

This is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

CONTACT: James E. Murphy, Vice President and Chief Financial Officer

Phone: (814) 723-1500

Web site: http://www.urc.com